News Release

Investor Contact:            Media Contact:
Ed Wilhelm               Anne Roman
(734) 477-4245              (734) 477-1392

Borders Group Reports Q2 2007 Results; Comparable Store
Sales Increase by 4.6% at Domestic Borders Stores

ANN ARBOR, Mich., Aug. 28, 2007—Borders Group, Inc. (NYSE: BGP) today reported results for the second fiscal quarter, ended Aug. 4, 2007. At $945.1 million, second quarter consolidated sales were up by 10.4% over the same period in 2006. Led by record sales of “Harry Potter and the Deathly Hallows,” comparable store sales within domestic Borders superstores increased by 4.6%. The company recorded a second-quarter consolidated loss, on a GAAP basis, of $0.43 per share. Excluding non-operating charges, the second quarter consolidated loss was $0.26 per share.

“Progress is clearly being made at Borders Group as we continue to execute our strategic plan and are beginning to see improved performance,” said Chief Executive Officer George Jones. “Harry Potter certainly gave us a big boost in sales across all businesses, yet even without it, we achieved positive same-stores sales results that are directly attributable to our focus on execution and more effective use of the Borders Rewards loyalty program to drive increased traffic to our stores. We have significantly more work to do, and we remain committed to staying on-track to deliver sales and earnings growth consistent with the long-term financial goals we set forth in our strategic plan.”

Consolidated Results

Borders Group achieved second quarter consolidated sales of $945.1 million, an increase of 10.4% over 2006.

On a GAAP basis, the company recorded a consolidated second quarter net loss of $25.1 million, or $0.43 per share, which compares to a consolidated net loss of $18.4 million, or $0.29 per share, for the same period in 2006. On an operating basis, the second quarter consolidated net loss was $15.3 million, or $0.26 per share, compared to $14.5 million, or $0.23 per share a year ago.

Gross margin as a percent of sales increased by 0.1% from 23.9% to 24.0% in the second quarter as comparable store sales increases resulted in the leveraging of occupancy costs, which were partially offset by increased promotional discounts (including the impact of lower margin Harry Potter sales).

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Borders Q2 2007—2

SG&A as a percent of sales increased by 0.9% from 26.1% to 27.0% in the second quarter, due primarily to non-operating charges described later in this news release. Excluding non-operating charges, SG&A as a percent of sales increased by 0.1% to 26.0% from 25.9% a year ago. Interest expense increased by $3.8 million as a result of increased debt levels.

Capital expenditures were $38.3 million in the second quarter compared to $46.8 million for the same period in 2006. Debt, net of cash, totaled $662.9 million at the end of the second quarter compared to debt, net of cash, of $476.7 million for the same period one year ago. The company made progress in improving inventory management, which remains an ongoing initiative, as inventory growth in the second quarter was one-third the rate of sales growth.

Domestic Borders Superstores

Total second quarter sales at domestic Borders superstores were $658.6 million, an increase of 9.7% over the same period in 2006. Comparable store sales in the segment increased by 4.6% in the second quarter primarily driven by record Harry Potter sales. Excluding sales of “Harry Potter and the Deathly Hallows,” same-store sales increased by 0.4% for the second quarter, reversing a four-quarter trend of negative comparable store sales within the segment. Beyond Harry Potter, the Children’s book category as a whole performed well, as did Bargain books. The Cafe and Gifts and Stationery categories also continued to be strong while music continued to decline.

On a GAAP basis, Borders superstores reported an operating loss of $2.9 million in the second quarter compared to operating income of $11.0 million for the same period a year ago. The loss was driven primarily by non-operating charges (including a tentative legal settlement described later in this release), a decline in gross margin due primarily to promotional discounts associated with the Harry Potter book, and increased expenses associated with strategic initiatives. On an operating basis, Borders superstores generated operating income of $2.4 million in the second quarter compared to operating income of $10.4 million for the same period a year ago. The company opened four new Borders superstores in the U.S. during the period, ending the quarter with a total of 506 domestic superstore locations.

Waldenbooks Specialty Retail

Total sales within the Waldenbooks Specialty Retail segment were down 7.7% in the second quarter to $116.7 million. Comparable store sales in the segment increased by 6.2% for the period including sales of the Harry Potter title, and were flat excluding its impact.

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Borders Q2 2007—3

“Our specialty stores, like our domestic superstores, did a great job with Harry Potter. After seven consecutive quarters of negative same-store sales in this segment, we are encouraged by our second quarter comparable store sales result,” Jones noted. “Our efforts to draw mall customers across our lease line with compelling presentation are paying off and we are seeing improvements resulting from other efforts, such as adjustments to the product assortment and better store execution.”

On a GAAP basis, the second quarter operating loss for the Waldenbooks Specialty Retail segment was $12.4 million compared to $12.6 million in 2006. On an operating basis, Waldenbooks Specialty Retail stores generated a second quarter loss of $11.1 million compared to $12.0 million for the same period a year ago.

Borders Group closed 21 under-performing Waldenbooks Specialty Retail segment stores in the second quarter, consistent with the company’s long-range plan to right-size the segment.

International

For the second quarter, total sales in the International segment were $169.8 million, which is up by 31.2% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 20.7% for the second quarter.

Comparable superstore sales in the International segment increased by 8.2% in the second quarter led by strong sales of “Harry Potter and the Deathly Hallows.” Excluding its sales impact, comparable store sales in the segment increased by 5.6% in the second quarter driven by strong sales in Asia Pacific. On a GAAP basis, the second quarter operating loss for the International segment narrowed to $9.8 million compared to a second quarter operating loss of $16.0 million in 2006. Borders Group is proceeding with the strategic alternatives process for the majority of its International segment as disclosed in March.

Non-Operating Adjustments

Consolidated net income and earnings per share figures reported here include the impact of non-operating adjustments. In the second quarter, the adjustments totaled an after-tax charge of $0.17 per share, which compares to $0.06 per share a year ago. The charge includes a pre-tax charge of $3.5 million, or $0.04 per share after tax, related to a tentative agreement that Borders has reached to settle California overtime litigation. The proposed class in the litigation included individuals who worked as sales managers and inventory managers in Borders superstores in California for a prescribed period of time. A description of the litigation is included in the company’s previous public filings, including its 10-K for the fiscal year ended Feb. 3, 2007. In addition to the settlement, the non-operating adjustments included store closure and relocation costs, executive severance costs, and professional fees related to the International strategic alternatives process.

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Borders Q2 2007—4

Credit Agreement Amendment

Borders Group has entered into an agreement with its bank group to amend its existing revolving credit agreement. Under the amendment, the agreement’s fixed charged coverage ratio requirement will not be applicable for a limited period of time subject to certain conditions. In addition, the amendment, subject to certain conditions, allows for the sale of the majority of Borders Group’s International segment and permits term loan financing should Borders Group determine at a future point to seek such financing. In conjunction with the amendment, Borders Group is terminating its previously announced plans to secure term loan financing in the range of $150 million to $200 million. Overall, the amendment provides the company with the financial flexibility to execute its strategic plan going forward.

Next Financial Release

Borders Group will issue third quarter 2007 results Nov. 20 after market close with a conference call to follow Nov. 21 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 32,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look toward," "going forward," "continuing," "planning," "returning," "guidance," "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share growth, EBIT margins and inventory turns, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), its strategic plans and expected financing and benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Specialty Retail Segment and the development of a proprietary website) and its intentions with respect to dividend payments and share repurchases.

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Borders Q2 2007—5

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan, and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended August 4, 2007			Quarter Ended July 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$658.6	$-	$658.6	$600.1	$-	$600.1
Waldenbooks Specialty Retail	116.7	-	116.7	126.5	-	126.5
International	169.8	-	169.8	129.4	-	129.4
Total sales	945.1	-	945.1	856.0	-	856.0
Other revenue	11.6	-	11.6	10.3	-	10.3
Total revenue	956.7	-	956.7	866.3	-	866.3
Cost of goods sold, including occupancy costs	726.5	3.4	729.9	658.5	3.0	661.5
Gross margin	230.2	(3.4)	226.8	207.8	(3.0)	204.8
Selling, general and administrative expenses	245.0	9.9	254.9	222.1	1.2	223.3
Pre-opening expense	1.7	-	1.7	2.3	-	2.3
Asset impairments and other writedowns	-	0.5	0.5	-	2.0	2.0
Operating loss	(16.5)	(13.8)	(30.3)	(16.6)	(6.2)	(22.8)
Interest expense	11.5	-	11.5	7.7	-	7.7
Loss before income taxes	(28.0)	(13.8)	(41.8)	(24.3)	(6.2)	(30.5)
Income taxes	(12.7)	(4.0)	(16.7)	(9.8)	(2.3)	(12.1)
Net loss	$(15.3)	$(9.8)	$(25.1)	$(14.5)	$(3.9)	$(18.4)

Basic EPS	$(0.26)	(0.17)	(0.43)	$(0.23)	$(0.06)	$(0.29)
Basic weighted avg. common shares	58.8	58.8	58.8	63.6	63.6	63.6

Comparable Store Sales
Domestic Borders Superstores	4.6%			(5.3%)
Waldenbooks Specialty Retail	6.2%			(12.1%)
International Borders Superstores (In local currency)	8.2%			(3.4%)
(In local cur

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended August 4, 2007			Quarter Ended July 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	69.7%	-%	69.7%	70.1%	-%	70.1%
Waldenbooks Specialty Retail	12.3	-	12.3	14.8	-	14.8
International	18.0	-	18.0	15.1	-	15.1
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.2	-	1.2	1.2	-	1.2
Total revenue	101.2	-	101.2	101.2	-	101.2
Cost of goods sold, including occupancy costs	76.8	0.4	77.2	76.9	0.4	77.3
Gross margin	24.4	(0.4)	24.0	24.3	(0.4)	23.9
Selling, general and administrative expenses	26.0	1.0	27.0	25.9	0.2	26.1
Pre-opening expense	0.2	-	0.2	0.3	-	0.3
Asset impairments and other writedowns	-	-	-	-	0.2	0.2
Operating loss	(1.8)	(1.4)	(3.2)	(1.9)	(0.8)	(2.7)
Interest expense	1.2	-	1.2	0.9	-	0.9
Loss before income taxes	(3.0)	(1.4)	(4.4)	(2.8)	(0.8)	(3.6)
Income taxes	(1.3)	(0.4)	(1.7)	(1.1)	(0.3)	(1.4)
Net loss	(1.7)%	(1.0)%	(2.7)%	(1.7)%	(0.5)%	(2.2)%

 (1)  Results from 2007 were impacted by a number of non-operating items, including a legal settlement, store closure and relocation costs, executive severance costs and professional fees related to international strategic alternatives. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these expenses was income from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Six Months Ended August 4, 2007			Six Months Ended July 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$1,273.6	$-	$1,273.6	$1,206.5	$-	$1,206.5
Waldenbooks Specialty Retail	224.8	-	224.8	253.7	-	253.7
International	323.5	-	323.5	255.8	-	255.8
Total sales	1,821.9	-	1,821.9	1,716.0	-	1,716.0
Other revenue	20.6	-	20.6	18.1	-	18.1
Total revenue	1,842.5	-	1,842.5	1,734.1	-	1,734.1
Cost of goods sold, including occupancy costs	1,411.2	7.7	1,418.9	1,323.0	5.6	1,328.6
Gross margin	431.3	(7.7)	423.6	411.1	(5.6)	405.5
Selling, general and administrative expenses	485.7	12.8	498.5	449.4	(0.7)	448.7
Pre-opening expense	3.0	-	3.0	4.2	-	4.2
Asset impairments and other writedowns	-	1.3	1.3	-	2.6	2.6
Operating income (loss)	(57.4)	(21.8)	(79.2)	(42.5)	(7.5)	(50.0)
Interest expense	21.4	-	21.4	13.1	-	13.1
Income (loss) before income taxes	(78.8)	(21.8)	(100.6)	(55.6)	(7.5)	(63.1)
Income taxes	(33.6)	(6.0)	(39.6)	(21.8)	(2.7)	(24.5)
Net income (loss)	$(45.2)	$(15.8)	$(61.0)	$(33.8)	$(4.8)	$(38.6)

Basic EPS	$(0.77)	$(0.27)	$(1.04)	$(0.53)	$(0.07)	$(0.60)
Basic weighted avg. common shares	58.7	58.7	58.7	64.0	64.0	64.0

Comparable Store Sales
Domestic Borders Superstores	1.3%			(2.4%)
Waldenbooks Specialty Retail	2.6%			(9.8%)
International Borders Superstores	2.9%			(1.6%)

Sales and Earnings Summary (As Percentage of Total Sales)
	Six Months Ended August 4, 2007			Six Months Ended July 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	69.9%	-%	69.9%	70.3%	-%	70.3%
Waldenbooks Specialty Retail	12.3	-	12.3	14.8	-	14.8
International	17.8	-	17.8	14.9	-	14.9
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.1	-	1.1	1.0	-	1.0
Total revenue	101.1	-	101.1	101.0	-	101.0
Cost of goods sold, including occupancy costs	77.4	0.4	77.8	77.1	0.3	77.4
Gross margin	23.7	(0.4)	23.3	23.9	(0.3)	23.6
Selling, general and administrative expenses	26.7	0.7	27.4	26.1	-	26.1
Pre-opening expense	0.1	-	0.1	0.2	-	0.2
Asset impairments and other writedowns	-	0.1	0.1	-	0.1	0.1
Operating income (loss)	(3.1)	(1.2)	(4.3)	(2.4)	(0.4)	(2.8)
Interest expense	1.2	-	1.2	0.8	-	0.8
Income (loss) before income taxes	(4.3)	(1.2)	(5.5)	(3.2)	(0.4)	(3.6)
Income taxes	(1.9)	(0.3)	(2.2)	(1.2)	(0.2)	(1.4)
Net income (loss)	(2.4)%	(0.9)%	(3.3)%	(2.0)%	(0.2)%	(2.2)%

(
(1)   Results from 2007 were impacted by a number of non-operating items, including a legal settlement, store closure and relocation costs, executive severance costs and    professional fees related to international strategic alternatives. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

   (2)    Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as inventory write-offs, distribution center closure costs and severance costs. Partially offsetting these items is income received from the sale of investments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	August 4,	July 29,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$75.5	$89.1	$120.4
Inventory	1,438.6	1,391.7	1,452.0
Other current assets	146.9	166.5	151.2
Property and equipment, net	734.2	741.3	707.7
Other assets and deferred charges	146.4	104.1	141.8
Goodwill	40.3	128.3	40.3
Total assets	$2,581.9	$2,621.0	$2,613.4
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$733.3	$560.5	$542.6
Accounts payable	540.8	544.7	631.4
Other current liabilities	337.4	314.2	421.9
Long-term debt	5.1	5.3	5.2
Other long-term liabilities	388.9	355.8	368.3
Total liabilities	2,005.5	1,780.5	1,969.4
Minority interest	2.1	1.4	2.0
Total stockholders' equity	574.3	839.1	642.0
Total liabilities, minority interest and stockholders’ equity	$2,581.9	$2,621.0	$2,613.4

Store Activity Summary

	Quarter Ended		Six Months Ended		Year Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006	February 3, 2007
Domestic Borders Superstores
Beginning number of stores	502	478	499	473	473
Openings	4	2	8	7	31
Closings	-	(4)	(1)	(4)	(5)
Ending number of stores	506	476	506	476	499
Ending square footage (in millions)	12.5	11.9	12.5	11.9	12.4

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	553	665	564	678	678
Openings	-	-	-	3	10
Closings	(21)	(10)	(32)	(26)	(124)
Ending number of stores	532	655	532	655	564
Ending square footage (in millions)	2.0	2.5	2.0	2.5	2.2

International Borders Stores
Beginning number of stores	70	56	68	55	55
Openings	-	3	2	4	13
Closings	-	-	-	-	-
Ending number of stores	70	59	70	59	68
Ending square footage (in millions)	1.7	1.5	1.7	1.5	1.7

Books etc International Stores
Beginning number of stores	30	32	30	33	33
Openings	-	-	-	-	-
Closings	(2)	-	(2)	(1)	(3)
Ending number of stores	28	32	28	32	30
Ending square footage (in millions)	0.1	0.2	0.1	0.2	0.1

(1)	Includes all small format stores in malls, airports and outlet malls.

                                        Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended August 4, 2007			Quarter Ended July 29, 2006
	Operating Basis (2)	Adjustments (2)	GAAP Basis	Operating Basis (3)	Adjustments (3)	GAAP Basis
Domestic Borders Superstores
Sales	$658.6	$-	$658.6	$600.1	$-	$600.1
Depreciation expense	21.3	0.3	21.6	20.8	0.7	21.5
Operating income (loss)	2.4	(5.3)	(2.9)	10.4	0.6	11.0

Waldenbooks Specialty Retail
Sales	$116.7	$-	$116.7	$126.5	$-	$126.5
Depreciation expense	1.6	-	1.6	4.3	-	4.3
Operating income (loss)	(11.1)	(1.3)	(12.4)	(12.0)	(0.6)	(12.6)

International
Sales	$169.8	$-	$169.8	$129.4	$-	$129.4
Depreciation expense	5.3	-	5.3	5.3	-	5.3
Operating income (loss)	(4.3)	(5.5)	(9.8)	(13.0)	(3.0)	(16.0)

Corporate (1)
Operating income (loss)	$(3.5)	$(1.7)	$(5.2)	$(2.0)	$(3.2)	$(5.2)

Consolidated
Sales	$945.1	$-	$945.1	$856.0	$-	$856.0
Depreciation expense	28.2	0.3	28.5	30.4	0.7	31.1
Operating income (loss)	(16.5)	(13.8)	(30.3)	(16.6)	(6.2)	(22.8)

	Six Months Ended August 4, 2007			Six Months Ended July 29, 2006
	Operating Basis (2)	Adjustments (2)	GAAP Basis	Operating Basis (3)	Adjustments (3)	GAAP Basis
Domestic Borders Superstores
Sales	$1,273.6	$-	$1,273.6	$1,206.5	$-	$1,206.5
Depreciation expense	43.1	0.5	43.6	40.9	1.4	42.3
Operating income (loss)	(14.4)	(10.5)	(24.9)	11.0	1.5	12.5

Waldenbooks Specialty Retail
Sales	$224.8	$-	$224.8	$253.7	$-	$253.7
Depreciation expense	2.7	-	2.7	8.5	-	8.5
Operating income (loss)	(24.4)	(2.0)	(26.4)	(28.1)	(0.5)	(28.6)

International
Sales	$323.5	$-	$323.5	$255.8	$-	$255.8
Depreciation expense	10.2	-	10.2	10.3	-	10.3
Operating income (loss)	(12.5)	(7.1)	(19.6)	(21.0)	(5.3)	(26.3)

Corporate (1)
Operating income (loss)	$(6.1)	$(2.2)	$(8.3)	$(4.4)	$(3.2)	$(7.6)

Consolidated
Sales	$1,821.9	$-	$1,821.9	$1,716.0	$-	$1,716.0
Depreciation expense	56.0	0.5	56.5	59.7	1.4	61.1
Operating income (loss)	(57.4)	(21.8)	(79.2)	(42.5)	(7.5)	(50.0)

(1)	The Corporate segment includes various corporate governance costs and corporate incentive costs.

(2)
Results from 2007 were impacted by a number of non-operating items, including a legal settlement, store closure and relocation costs, executive severance costs and professional fees related to international strategic alternatives. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these expenses was income from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.